Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

PARTS iD, Inc. et al.,[1]	23-12098 (LSS)

Debtors.	(Jointly Administered)

SECOND AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN OF
REORGANIZATION OF PARTS ID, INC. AND PARTS ID, LLC

DLA PIPER LLP (US)

R. Craig Martin (DE 5032)	Erik F. Stier (admitted pro hac vice)
1201 N. Market Street, Suite 2100	500 8th Street, NW
Wilmington, Delaware 19801	Washington, D.C. 20004
Telephone: (302) 468-5700	Telephone: (202) 799-4258
Facsimile: (302) 394-2341	Facsimile: (202) 799-5000
Email: craig.martin@us.dlapiper.com	Email: erik.stier@us.dlapiper.com

Proposed Counsel to the Debtors

Dated: January 30, 2024

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: PARTS iD, Inc. (4868), and PARTS iD, LLC (5607). The corporate headquarters and the mailing address for the Debtors is 1 Corporate Drive, Suite C, Cranbury, NJ 08512.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW			1
A.	Defined Terms.		1
B.	Rules of Interpretation		16
C.	Computation of Time		16
D.	Governing Law		17
E.	Reference to Monetary Figures		17
F.	Reference to the Debtors or the Reorganized Debtors		17
G.	Controlling Document		17

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS			17
A.	Administrative Claims		17
B.	DIP Claims		18
C.	Professional Fee Claims		19
	1.	Final Fee Applications and Payment of Professional Fee Claims	19
	2.	Professional Escrow Account	19
	3.	Professional Fee Amount	19
	4.	Post-Confirmation Date Fees and Expenses	19
D.	Priority Tax Claims		20
E.	Payment of Statutory Fees		20
F.	Restructuring Expenses		20

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS			21
A.	Classification of Claims and Interests.		21
B.	Treatment of Claims and Interests		22
	1.	Class 1 – Other Priority Claims	23
	2.	Class 2 – Other Secured Claims	23
	3.	Class 3 – Senior Secured Note Claims	23
	4.	Class 4 – MCA Claims	24
	5.	Class 5 – Subordinated Secured Note Claims	24
	6.	Class 6 – Litigation Funding Claims	25
	7.	Class 7 – Vendor Claims	25
	8.	Class 8 – Convenience Claims.	25
	9.	Class 9 – General Unsecured Claims	26
	10.	Class 10 – Intercompany Claims	26
	11.	Class 11 – Intercompany Interests	26
	12.	Class 12 – Existing Equity Interests	27
	13.	Class 13 – Customer Programs Claims	27
C.	Special Provision Governing Unimpaired Claims		27
D.	Elimination of Vacant Classes		27
E.	Intercompany Interests.		27
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code		28
G.	Controversy Concerning Impairment		28
H.	Subordinated Claims and Interests		28

i

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN			28
A.	Substantive Consolidation		28
B.	[Reserved.]		29
C.	Restructuring Transactions		29
D.	Sources of Consideration for Plan Distributions		30
E.	Deregistration of Existing Common Equity Interests; Issuance and Distribution of New Common Stock and New Preferred Equity		30
F.	The Direct Investment Preferred Equity Raise and the Direct Investment Commitments		31
G.	Corporate Existence		31
H.	Vesting of Assets in the Reorganized Debtors		31
I.	Customer Programs		32
J.	New Shareholders Agreement		32
K.	Cancellation of Existing Securities and Agreements		32
L.	Corporate Action		32
M.	New Governance Documents		33
N.	Indemnification Obligations		33
O.	Directors and Officers of the Reorganized Debtors		33
P.	Effectuating Documents; Further Transactions		33
Q.	Section 1146 Exemption		34
R.	Director and Officer Liability Insurance		34
S.	Management Incentive Plan		34
T.	Preservation of Causes of Action		35
U.	Release of Avoidance Actions		36
V.	Release of Vendors		36

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES			36
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases		36
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases		38
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases		38
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases		39
E.	Insurance Policies		39
F.	Reservation of Rights		39
G.	Nonoccurrence of Effective Date		40
H.	Employee Compensation and Benefits.		40
	1.	Compensation and Benefits Programs	40
	2.	Workers’ Compensation Programs	40
I.	Contracts and Leases Entered into After the Petition Date		41

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS			41
A.	Distributions on Account of Claims Allowed as of the Effective Date		41
B.	Disbursing Agent		41
C.	Rights and Powers of Disbursing Agent		41
	1.	Powers of the Disbursing Agent	41
	2.	Expenses Incurred on or After the Effective Date	42
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions		42
	1.	Record Date for Distribution	42
	2.	Delivery of Distributions in General	42
	3.	Minimum Distributions	42
	4.	Undeliverable Distributions and Unclaimed Property	43
	5.	Surrender of Canceled Instruments or Securities	43
E.	Manner of Payment		43
F.	Indefeasible Distributions		43
G.	Securities Law Matters		44
H.	Compliance with Tax Requirements		44
I.	Allocations		45
J.	No Postpetition or Default Interest on Claims		45
K.	Foreign Currency Exchange Rate		45
L.	Setoffs and Recoupment		45
M.	Claims Paid or Payable by Third Parties		46
	1.	Claims Paid by Third Parties	46
	2.	Claims Payable by Third Parties	46
	3.	Applicability of Insurance Policies	46

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS			47
A.	Disputed Claims Process		47
B.	Allowance of Claims		47
C.	Claims Administration Responsibilities		48
D.	Estimation of Claims and Interests		48
E.	Adjustment to Claims or Interests without Objection.		49
F.	Disallowance of Claims or Interests		49
G.	No Distributions Pending Allowance		49
H.	Distributions After Allowance		49

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS			50
A.	Discharge of Claims and Termination of Interests		50
B.	Release of Liens		50
C.	Releases by the Debtors		51
D.	Releases by the Releasing Parties		52
E.	Exculpation		53
F.	Injunction		54
G.	Protections Against Discriminatory Treatment		54
H.	Document Retention		54
I.	Reimbursement or Contribution		54

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN			55
A.	Conditions Precedent to the Effective Date		55
B.	Waiver of Conditions		55
C.	Effect of Failure of Conditions		56
D.	Substantial Consummation		56

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		56
A.	Modification and Amendments.	56
B.	Effect of Confirmation on Modifications	56
C.	Revocation or Withdrawal of Plan	56

ARTICLE XI. RETENTION OF JURISDICTION		57

ARTICLE XII. MISCELLANEOUS PROVISIONS		59
A.	Tax Structure	59
B.	Immediate Binding Effect	59
C.	Additional Documents	59
D.	Statutory Committee and Cessation of Fee and Expense Payment	60
E.	Reservation of Rights	60
F.	Successors and Assigns	60
G.	Notices	60
H.	Term of Injunctions or Stays.	61
I.	Entire Agreement	61
J.	Plan Supplement	61
K.	Nonseverability of Plan Provisions	62
L.	Votes Solicited in Good Faith.	62

INTRODUCTION

PARTS iD, Inc. and PARTS iD, LLC (each, a “Debtor” and together, the “Debtors”) propose this Plan for the resolution of the outstanding Claims against, and Interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD Inc. and PARTS iD, LLC [D.I. 15]. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a), 331 or 503 of the Bankruptcy Code, including Professional Fee Claims; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

2. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

3. “Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against any Debtor that: (a) is deemed allowed under the Bankruptcy Code; (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; or (c) has been allowed by a Final Order. For the avoidance of doubt, any Claim or Interest (or portion thereof), that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.

4. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent or voidable transfer laws.

5. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101– 1532, as amended from time to time.

6. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the District of Delaware.

7. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

8. “Board” means the board of directors of PARTS iD, Inc.

9. “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of Delaware or the State of New York are closed for business as a result of federal, state, or local holiday.

10. “Bridge Loans” means, collectively, the prepetition loans advanced to the Debtors in the total aggregate principal amount of $6,300,000 pursuant to (i) the Prepetition Plan Sponsor Loan; (ii) the November NPA; and (iii) the December NPA.

11. “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

12. “Causes of Action” means any claims, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, dispute, judgments, accounts, defenses, interests and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, disputed or undisputed, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) Avoidance Actions.

13. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

14. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code against any of the Debtors.

15. “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

16. “Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

17. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

18. “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non- employee directors, trustees and managers, in each case existing with the Debtors as of immediately prior to the Effective Date.

19. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

20. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

21. “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider Confirmation of the Plan and approval of the Disclosure Statement and Solicitation Materials, as such hearing(s) may be adjourned or continued from time to time.

22. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement and the Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

23. “Consummation” means the occurrence of the Effective Date.

24. “Convenience Claim” means an Unsecured Claim held by a Vendor or such Vendor’s successor in interest that is equal to or less than $10,000.

25. “Cure” means all amounts, including an amount of $0, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors with the consent of the Plan Sponsor pursuant to sections 365 or 1123 of the Bankruptcy Code other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

26. “Customer Programs” means the policy the Debtors maintain pursuant to which the Debtors offer customers gift cards, refunds, returns, exchanges, price adjustments, discounts and other promotional offers, as further described in that certain Motion of the Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to Continue Customer Programs and to Honor Certain Prepetition Obligations to Customers, and (II) Granting Related Relief [D.I. 6].

27. “Customer Programs Claim” means an Unsecured Claim held by a customer of a Debtor that relates to Customer Programs.

28. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) covering any of the Debtors’ current or former directors’, trustees’, managers’, officers’ and/or employees’ liability and all agreements, documents, or instruments relating thereto.

29. “December NPA” means that certain Note Purchase Agreement dated as of December 11, 2023, by and among PARTS iD, Inc., Lev Peker and Sanjiv Gomes, pursuant to which PARTS iD issued a promissory note in the aggregate principal amount $2,300,000.

30. “Debtors” has the meaning set forth in the preamble.

31. “DIP Agent” means the Fifth Star, Inc., as administrative agent under the DIP Facility Documents.

32. “DIP Claims” means, collectively, the New Money DIP Claims and the Roll-Up DIP Claims.

33. “DIP Facility” means the superpriority senior secured debtor-in-possession credit facility provided for under the DIP Facility Documents.

34. “DIP Facility Documents” means, collectively, that certain Credit Agreement, dated as of December 19, 2023 by and among the Debtors, the DIP Lenders and the DIP Agent, as approved by the DIP Orders, as applicable, and any other documents governing the DIP Facility, as such documents may be amended, supplemented, or otherwise modified from time to time in accordance with their terms.

35. “DIP Loans” means the loans under the DIP Facility.

36. “DIP Lenders” means, collectively, each lender under the DIP Facility.

37. “DIP Order” means, collectively, the Interim DIP Order and the Final DIP Order.

38. “Direct Investment Agreement” means that certain Direct Investment Agreement filed as a Plan Supplement, as may be amended, supplemented, or modified from time to time, in form and substance acceptable to the Plan Sponsor, setting forth, among other things, the terms and conditions of the Direct Investment Preferred Equity Raise, including the Direct Investment Commitment Conditions.

39. “Direct Investment Commitments” means the commitment, on the terms set forth in the Direct Investment Agreement, including the Direct Investment Commitment Conditions, in form and substance acceptable to the Plan Sponsor, of the Plan Sponsor to commit to purchase the New Preferred Stock pursuant to, and through the Direct Investment Preferred Equity Raise.

40. “Direct Investment Commitment Conditions” means the following conditions precedent to the Direct Investment Commitments: (i) the absence of a Material Adverse Effect or any event or occurrence which could reasonably be expected to result in a Material Adverse Effect pursuant to the DIP Facility Documents; (ii) compliance with the milestones set out in the DIP Facility Documents; (iii) a customary shareholders agreement among all of the equityholders of the Reorganized Debtors in form and substance acceptable to the Plan Sponsor in its sole discretion, and providing for, among other things, customary drag-along rights and control investor rights in favor of the Plan Sponsor; (iv) the Plan Distribution Amount being sufficient to make all required distributions under the Plan; (v) Bankruptcy Court approval of the Plan Sponsor Protections; (vi) completion of reasonable legal and financial due diligence including quality of earnings; and (vii) the Direct Investment Documents are in form and substance acceptable to the Plan Sponsor.

41. “Direct Investment Preferred Equity Raise” means $26,000,000 of New Preferred Stock purchased by the Plan Sponsor in a direct capital raise pursuant to the Plan and the Direct Investment Documents, on, and as a condition to, the Effective Date.

42. “Direct Investment Documents” means the Direct Investment Agreement, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Direct Investment Preferred Equity Raise, which such documents shall be in form and substance acceptable to the Plan Sponsor.

43. “Disbursing Agent” means the Reorganized Debtors or, as applicable, the Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

44. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, which for the avoidance of doubt shall include the ballots and the solicitation procedures, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code to be approved by the Confirmation Order.

45. “Disputed” means, as to a Claim or an Interest, any Claim or Interest (or portion thereof): (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

46. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan.

47. “Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date or such other date as agreed to by the Debtors and the Plan Sponsor.

48. “Effective Date” means the date that is the first business day after the date the Bankruptcy Court confirms the Plan on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan and (b) the Plan is declared effective by the Debtors.

49. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

50. “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

51. “Exculpated Parties” means collectively, and in each case in its capacity as such, (a) the Debtors, (b) the directors, managers, and officers of the Debtors who served in such capacity between the Petition Date and Effective Date, and (c) each Entity employed in the Chapter 11 Cases in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

52. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

53. “Existing Equity Interests” means the issued and outstanding common stock of PARTS iD, Inc., together with any warrants, options, or rights to purchase such interests at any time.

54. “Favorable Trade Terms” means, subject to the right of any Holder to limit the quantum of credit exposure, the credit terms that such Holder applied to the Debtors as of June 2022; provided, however, that if the Reorganized Debtors fail to make any payment required to such Holder under the Plan or other post-Effective Date agreement (subject to the terms thereof), such Holder shall have the right to revert to less favorable credit terms of their choosing.

55. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

56. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

57. “Final DIP Order” means the final order entered by the Bankruptcy Court approving the DIP Facility and authorizing the Debtors to, among other things, enter into and perform under the DIP Facility Documents and use cash collateral (as defined in section 363(a) of the Bankruptcy Code) on a final basis.

58. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

59. “General Unsecured Claim” means any Unsecured Claim against any of the Debtors, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) Customer Programs Claim; (e) a Vendor Claim, (f) a Convenience Claim or (g) an Intercompany Claim.

60. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

61. “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

62. “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

63. “Indemnification Obligations” means All indemnification obligations and provisions currently in place consistent with applicable law (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) in effective immediately prior to the Confirmation Date for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, solely in his or her capacity as such.

64. “Insurance Policies” means any insurance policies, surety bonds, indemnity agreements entered into in connection with surety bonds, insurance settlement agreements, coverage-in-place agreements or other agreements related to the provision of insurance entered into by or issued to or for the benefit of the Debtors or their predecessors.

65. “Insurer” means a counterparty to any Insurance Policy that is not a Debtor, its predecessors or Affiliates.

66. “Intercompany Claim” means any Claim against any Debtor held by a Debtor.

67. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

68. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit, share or other interest in any Debtor and any other rights, options, warrants, rights, restricted stock awards, performance share awards, performance share units, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, stock-settled restricted stock units, cash-settled restricted stock units, other securities, agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor or any other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor (whether or not arising under or in connection with any employment agreement, separation agreement, or employee incentive plan or program of a Debtor as of the Petition Date and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security and whether or not exercised or vested).

69. “Interim DIP Order” means the interim order entered by the Bankruptcy Court approving the DIP Facility and authorizing the Debtors to, among other things, enter into and perform under the DIP Facility Documents and use cash collateral (as defined in section 363(a) of the Bankruptcy Code) on an interim basis.

70. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

71. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

72. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

73. “Litigation Funding Claim” means any Claim arising from or related to that certain Litigation Funding Agreement dated as of September 29, 2023, by and between PARTS iD, Inc., PARTS iD, LLC, and Pravati Capital, LLC, for the purpose of funding the Company’s currently pending litigation matters (i) in the District of Massachusetts and captioned as PARTS iD, Inc. v. ID Parts, LLC (Case No. 1:20-cv-1253-RWZ), and (ii) in the District of New Jersey and captioned as Onyx Enterprises, Int’l Corp. v. Volkswagen Group of America, Inc. (Case No. 20-9976).

74. “Litigation Proceeds” means the net Cash proceeds received by the Debtors or the Reorganized Debtors in connection with the prosecution, settlement, and enforcement of Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv- 09976-BRM-ZNQ currently pending in the United States District Court for the District of New Jersey.

75. “Management Incentive Plan” means the management incentive plan which shall be disclosed in the Plan Supplement.

76. “Material Adverse Effect” means a material adverse change in, or any event or occurrence (other than (i) the events or occurrences disclosed to the DIP Agent in writing prior to the Effective Date or (ii) the events or occurrences resulting from the commencement of these Chapter 11 Cases and the continuation and prosecution thereof) including but not limited to any defaults under prepetition agreements, so long as the exercise of remedies as a result of such defaults are stayed under the Bankruptcy Code which could reasonably be expected to result in a material adverse change in (a) the business, operations, financial condition, assets or liabilities of the Debtors and its subsidiaries taken as a whole, (b) the ability of the Debtors to perform their payment obligations under DIP Facility Documents to which they are a party, (c) the legality, validity, binding effect, or enforceability of the DIP Facility Documents, or (d) the rights and remedies of or benefits available to the DIP Lenders or DIP Agent under the DIP Facility.

77. “MCA Claims” means any Claim against the Debtors arising from either the Wave Agreement or the RCNY Agreement.

78. “MIP Awards” means the options, phantom awards or other equity-based compensation issued pursuant to the Management Incentive Plan.

79. “New Board” means the board of directors of Reorganized PARTS iD, which shall contain four members appointed by the Plan Sponsor in its sole discretion. The identities of directors on the New Board as of the Effective Date shall be disclosed in the Plan Supplement, to the extent known at the time of filing of the Plan Supplement, but in any event prior to the Effective Date.

80. “New Common Stock” means the common equity interests of Reorganized PARTS iD having the terms set forth in the New Governance Documents to be issued on the Effective Date, subject to the terms and conditions of the New Shareholders Agreement.

81. “New Governance Documents” means the governance documents for each of the Reorganized Debtors, which documents shall be determined by the Plan Sponsor in consultation with the Debtors.

82. “New Money DIP Claims” means any Claim arising under, or related to, the New Money DIP Loans.

83. “New Money DIP Loans” means, means, collectively, the DIP Loans that are not Roll-Up DIP Loans.

84. “New Preferred Stock” means the convertible, participating preferred stock of Reorganized PARTS iD having the terms set forth in the New Governance Documents to be issued on the Effective Date in connection with the Direct Investment Preferred Equity Raise and Direct Investment Documents, subject to the terms and conditions of the Direct Investment Documents, and the New Shareholders Agreement.

85. “New Shareholders Agreement” means that certain shareholders agreement that will govern certain matters related to the governance of Reorganized Debtors, the New Preferred Stock and the New Common Stock.

86. “November NPA” means that certain Note Purchase Agreement dated as of November 2, 2023, by and among PARTS iD, Inc. and 2642186 Ontario Inc., pursuant to which PARTS iD issued a promissory note in the aggregate principal amount $1,000,000.

87. “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

88. “Other Secured Claim” means any Secured Claim other than a DIP Claim, a Senior Secured Note Claim or a Subordinated Secured Note Claim.

89. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

90. “Petition Date” means the first date on which any of the Debtors commence a Chapter 11 Case.

91. “Plan” means this Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of PARTS iD, Inc. and PARTS iD, LLC (either in its present form or as it may be further amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be) and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

92. “Plan Distribution” means a payment or distribution to Holders of Allowed Claims or other eligible Entities in accordance with the Plan.

93. “Plan Distribution Amount” means a portion of the Direct Investment Preferred Equity Raise in an amount projected to be no greater than $18,600,000.

94. “Plan Sponsor” means Fifth Star, Inc.

95. “Plan Sponsor Protections” means customary plan sponsor protections acceptable to the Plan Sponsor, including a (x) break-up fee equal to 3% of the Plan Distribution Amount, (y) expense reimbursement of up to $500,000 in the event that a competing plan of reorganization is confirmed, and (z) minimum financing overbid in the amount of $500,000.

96. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed with the Bankruptcy Court, and any additional documents Filed as amendments to the Plan Supplement, including the following, without limitation, as applicable: (a) certain of the New Governance Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (d) the Schedule of Proposed Cure Amounts; and (e) the Schedule of Retained Causes of Action. To the extent any document to be set forth in the Plan Supplement is an exhibit to the Disclosure Statement, the Plan Supplement may cross-refer to such exhibit. The Debtors shall have the right, with the consent of the Plan Sponsor, to alter, amend, modify, or supplement the documents contained in the Plan Supplement in accordance with this Plan on or before the Effective Date, provided that any amendment after the Confirmation Date shall comply with section 1127(b) of the Bankruptcy Code. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full; provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G. Notwithstanding anything to the contrary herein, the Plan Supplement, and any exhibits, agreements, forms, notices, and other documents contained therein shall be in form and substance acceptable to the Plan Sponsor.

97. “PARTS iD” means PARTS iD, Inc.

98. “Prepetition Plan Sponsor Loan” means the $3.0 million prepetition loan advanced to the Debtors by the Plan Sponsor pursuant to the DIP Facility Documents.

99. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

100. “Pro Rata” means (a) the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class; and (b) in the case of a Roll-Up DIP Claim, the proportion that an Allowed DIP Claim bears to the aggregate amount of all Allowed DIP Claims.

101. “Professional” means an Entity employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

102. “Professional Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

103. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C of the Plan.

104. “Professional Fee Claim” means any Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

105. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

106. “RCNY Agreement” means that certain Future Receivables Agreement dated as of November 30, 2023, by and between Riverside Capital NY and PARTS iD, Inc.

107. “RCNY Distribution” means an amount of Cash equal to the difference between the aggregate sum of periodic payments made under the terms of the RCNY Agreement and $1,384,500.

108. “Reinstate,” “Reinstated,” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the holder of such Claim or Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (iii) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim or Interest (other than the Debtors or an insider of the Debtors) for any actual pecuniary loss incurred by such holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the holder thereof.

109. “Rejected Executory Contracts and Unexpired Leases Schedule” means, to the extent applicable, a schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases (if any) to be rejected by the Debtors pursuant to the Plan, which schedule (if any) shall be in form and substance acceptable to the Plan Sponsor and included in the Plan Supplement.

110. “Related Parties” means, with respect to an Entity, collectively, (a) such Entity’s current and former Affiliates and (b) such Entity’s and such Entity’s current and former Affiliates’ directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns (whether by operation of law or otherwise), subsidiaries, financial advisors, attorneys, accountants, consultants, other representatives, and other professionals, independent contractors, representatives, advisors, each solely in their capacities as such.

111. “Released Parties” means collectively and each of, and in each case in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent and DIP Lenders; (d) the Plan Sponsor; (e) the Senior Secured Lender; (f) current and former Affiliates of each Entity in clause (a) through the following clause (g); and (g) each Related Party of each Entity in clause (a) through this clause (g); provided, however, that, notwithstanding the foregoing, any holder of a Claim or Interest that is not a Releasing Party shall not be a “Released Party.”

112. “Releasing Parties” means collectively and each of, and in each case in its capacity as such: (a) all Holders of Claims or Interests that vote to accept the Plan; (b) all Holders of Claims or Interests that are entitled to vote on the Plan who vote to reject the Plan and opt in to the releases provided for in Article VIII.D by checking the box on the ballot indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline; (c) the DIP Agent and DIP Lenders; (d) to the maximum extent permitted by Law, each current and former Affiliate of each Entity in clause (a) through the following clause (e), solely to the extent the pertinent Entity can bind any such Affiliate to the terms of this Plan under applicable law; and (e) each Related Party of each Entity in clause (a) through this clause (e), solely to the extent the pertinent Entity can bind any such Related Party to the terms of this Plan under applicable law.

113. “Reorganized Debtors” means, collectively, the Debtors, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto, by merger, consolidation, or otherwise, including any new entity established in connection with the implementation of the Plan.

114. “Reorganized PARTS iD” means PARTS iD, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

115. “Restructuring Expenses” means all fees and expenses owed to or incurred by Fifth Star, Inc. in its capacity as Plan Sponsor, DIP Agent, or DIP Lender, including the reasonable and documented prepetition and postpetition fees and out-of-pocket expenses incurred by each of (i) Sidley Austin LLP, (ii) Young Conaway Stargatt & Taylor, LLP, and (iii) CohnReznick LLP.

116. “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.C of the Plan.

117. “Roll-Up DIP Claims” means any Claim rising under, or related to, the Roll-Up DIP Loans.

118. “Roll-Up DIP Loans” means, collectively, the DIP Loans resulting from the exchange and conversion of the Bridge Loans into the DIP Facility pursuant to the terms of the DIP Facility Documents and the DIP Order.

119. “Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtors’ proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be in form and substance acceptable to the Plan Sponsor.

120. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time, in each case, in form and substance acceptable to the Plan Sponsor.

121. “Secured Claim” means a Claim that is: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim; including, for the avoidance of doubt, the DIP Claims, the Senior Secured Note Claims, and the Subordinated Secured Note Claims.

122. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a– 77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

123. “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

124. “Senior Secured Lender” means Lind Global Fund II, LP.

125. “Senior Secured Note Claims” means any Claim against the Debtors derived from, based upon, or arising under the Senior Securities Purchase Agreement.

126. “Senior Securities Purchase Agreement” means that certain Securities Purchase Agreement (as amended, supplemented, restated, and/or modified from time to time) dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II, LP.

127. “Solicitation Agent” means Kroll Restructuring Administration LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

128. “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots, in each case, in form and substance acceptable to the Plan Sponsor.

129. “Subordinated Secured Note Claims” means any Claim against the Debtors derived from, based upon, or arising under the Subordinated Note Purchase Agreements.

130. “Subordinated Note Purchase Agreements” means, collectively, (i) that certain Note and Warrant Purchase Agreement dated as of March 6, 2023, by and among PARTS iD, Inc. and the purchasers thereto; (ii) that certain Note and Warrant Purchase Agreement dated as of July 13, 2023, by and among PARTS iD, Inc. and the purchasers thereto; and (iii) that certain Note Purchase Agreement dated as of October 20, 2023, by and among PARTS iD, Inc. and Lev Peker.

131. “Third-Party Release” means the releases set forth in Article VIII.D of the Plan.

132. “Tranche 1 Roll-Up DIP Claim” means the Roll-Up DIP Claims derived from the exchange and conversion of the Prepetition Plan Sponsor Loan under the DIP Facility.

133. “Tranche 2 Roll-Up DIP Claims” means the Roll-Up DIP Claims derived from or relating to the exchange and conversions of the (i) the November NPA, or (ii) the “Initial Loan” as defined in the December NPA under the DIP Facility.

134. “Tranche 3 Roll-Up DIP Claim” means the Roll-Up DIP Claim derived from or relating to the exchange and conversion of the “New Loan” as defined in the December NPA under the DIP Facility.

135. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check within 180 calendar days of receipt; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution within 180 calendar days of receipt; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution prior to the deadline included in such request for information; or (d) timely taken any other action necessary to facilitate such distribution.

136. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

137. “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

138. “Unsecured Claim” means any Claim that is not a Secured Claim.

139. “U.S. Trustee” means the United States Trustee for the District of Delaware.

140. “Vendor” means a vendor whose products or SKUs are sold by the Debtors on any of the Debtors’ platforms.

141. “Vendor Claim” means any Unsecured Claim held by a Vendor that is not a Convenience Claim.

142. “Wave Agreement” means that certain Standard Merchant Cash Advance Agreement dated as of November 30, 2023, by and between WAVE ADVANCE INC. and Parts iD, Inc.

143. “Wave Distribution” means an amount of Cash equal to the difference between the aggregate sum of periodic payments made under the terms of the Wave Agreement and $1,430,000.

B.	Rules of Interpretation

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (13) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (14) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan, all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (16) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall, instead, occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, certificate of incorporation, bylaw, release or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Plan, Plan Supplement, or the Disclosure Statement on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims

Except with respect to the Professional Fee Claims, Restructuring Expenses, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Administrative Claim (a) an amount of Cash equal to the amount of such Allowed Administrative Claim, (b) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (c) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor, in each case, in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on the date of such allowance or as soon as reasonably practicable thereafter, but in any event no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Plan Sponsor; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (1) the principal amount outstanding under the DIP Facility on such date, (2) all interest accrued and unpaid thereon to the date of payment, and (3) all accrued and unpaid fees, expenses, and non- contingent indemnification obligations payable under the DIP Facility Documents and the DIP Orders.

Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, on the Effective Date each such Holder shall receive the following treatment, as applicable:

(i)	the Holder of an Allowed New Money DIP Claim shall receive its Pro Rata share of the New Preferred Stock;

(ii)	each Holder of an Allowed Tranche 1 Roll-Up DIP Claim or Tranche 2 Roll-Up DIP Claim shall receive its Pro Rata share of New Common Stock; and

(iii)	the Holder of an Allowed Tranche 3 Roll-Up DIP Claim shall receive Cash equal to the amount of such Allowed Tranche 3 Roll-Up DIP Claim.

On the Effective Date, the DIP Facility and all DIP Facility Documents shall be deemed cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Lenders. The DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable, and the Debtors shall be permitted to file any applicable releases or terminations.

C.	Professional Fee Claims

1.	Final Fee Applications and Payment of Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty- five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account.

2.	Professional Escrow Account

No later than the Effective Date, the Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

3.	Professional Fee Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims in consultation with the Plan Sponsor and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Plan Sponsor.

4.	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business for the period after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim will receive in full and final satisfaction of its Priority Tax Claim (a) an amount of Cash equal to the amount of such Allowed Priority Tax Claim, (b) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (c) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor.

E.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930, together with the statutory rate of interest set forth in 31 U.S.C. § 3717, to the extent applicable (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors (and any other Disbursing Agent) shall be jointly and severally liable to pay any and all Quarterly Fees when due and payable. The Debtors (and any other Disbursing Agent) shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Reorganized Debtors (and any other Disbursing Agent) shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors and Reorganized Debtors (and any other Disbursing Agent) shall remain obligated to pay Quarterly Fees to the Office of the U.S. Trustee until that particular Debtor’s Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code, dismissed, or closed, whichever occurs first. The U.S. Trustee shall not be required to file any Administrative Claim in the Chapter 11 Cases and shall not be treated as providing any release under the Plan.

F.	Restructuring Expenses

Subject to the DIP Order and the Order (I) Approving Plan Sponsor Protections and (II) Granting Related Relief [D.I. 111], on the Effective Date, the Debtors or the Reorganized Debtors shall pay in full in Cash any outstanding Restructuring Expenses without the requirement for the filing of retention applications, fee applications, Proofs of Claim or any other applications in the Chapter 11 Cases and without any requirement for further notice of Bankruptcy Court review or approval. Such Restructuring Expenses shall be Allowed as Administrative Claims upon incurrence and shall not be subject to any offset, defense, counter-claim, or credit.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan is premised upon the substantive consolidation of the Debtors, as set forth in more detail below, solely for the purposes of voting, determining which Claims have accepted the Plan, Confirmation of the Plan, and the resultant treatment of Claims and Interests and distributions under the terms of the Plan. Accordingly, the Plan shall serve as a motion for entry of a Bankruptcy Court order approving the substantive consolidation of the Debtors for these limited purposes.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation, and distribution pursuant hereto and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Senior Secured Note Claims	Impaired	Entitled to Vote

Class	Claims and Interests	Status	Voting Rights
Class 4	MCA Claims	Impaired	Entitled to Vote
Class 5	Subordinated Secured Note Claims	Impaired	Entitled to Vote
Class 6	Litigation Funding Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	Vendor Claims	Impaired	Entitled to Vote
Class 8	Convenience Claims	Impaired	Entitled to Vote
Class 9	General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 11	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept / Reject)
Class 12	Existing Equity Interests	Impaired	Not entitled to Vote (Deemed to Reject)
Class 13	Customer Programs Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.	Treatment of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on or about the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, (i) an amount of Cash equal to the amount of such Allowed Other Priority Claim, (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (iii) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Plan Sponsor.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, payment in full in Cash of such Holder’s Allowed Other Secured Claim or such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired, subject to the consent of the Plan Sponsor.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 – Senior Secured Note Claims

(a)	Classification: Class 3 consists of all Senior Secured Note Claims.

(b)	Allowed Amount: As of the Effective Date, the Senior Secured Note Claims shall be Allowed, and deemed to be Allowed Claims, in the aggregate amount of $4,879,298.

(c)	Treatment: Each Holder of an Allowed Senior Secured Note Claim shall receive, on the Effective Date, in full and final satisfaction of such Allowed Senior Secured Note Claim, its Pro Rata share of payment in Cash in the aggregate amount of $4,224,500 minus any payments made to such Holders on account of such Claims during these Chapter 11 Cases.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed Senior Secured Note Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 – MCA Claims

(a)	Classification: Class 4 consists of all MCA Claims.

(b)	Treatment: Each Holder of an Allowed MCA Claim shall receive, on the Effective Date, in full and final satisfaction of such Allowed MCA Claim, either the Wave Distribution or the RCNY Distribution, as applicable.

(c)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed MCA Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 – Subordinated Secured Note Claims

(a)	Classification: Class 5 consists of all Subordinated Secured Note Claims.

(b)	Treatment: Each Holder of an Allowed Subordinated Secured Note Claim shall, at the option of the applicable Holder, be entitled to receive two (2) of the following; provided, however, that no Holder of an Allowed Subordinated Secured Note Claim shall receive, in the aggregate, more than 100% of the Allowed amount of such Holder’s Subordinated Secured Note Claim the aggregate equal the full amount of such Holder’s Allowed Subordinated Secured Note Claim:

(i)	payment in Cash of 55% of such Allowed Subordinated Secured Note Claim;

(ii)	such Holder’s Pro Rata share from the net recoveries (after payments of fees, litigation financing and taxes) from the Litigation Proceeds; and

(iii)	payment in Cash by the Reorganized Debtors upon the achievement of an EBITDA target to be agreed between the Plan Sponsor and the Debtors, which shall be disclosed in the Plan Supplement.

(c)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Subordinated Secured Note Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 – Litigation Funding Claims

(a)	Classification: Class 6 consists of all Litigation Funding Claims.

(b)	Treatment: Each Allowed Litigation Funding Claim shall be Reinstated on the Effective Date.

(c)	Voting: Class 6 is Unimpaired under the Plan. Holders of Allowed Litigation Funding Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

7.	Class 7 – Vendor Claims

(a)	Classification: Class 7 consists of all Vendor Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Vendor Claim agrees to a less favorable treatment, in exchange for full and final satisfaction and discharge of each Allowed Vendor Claim and as consideration for such Holder’s agreement to maintain Favorable Trade Terms after the Effective Date and to execute such further documentation reflecting the Favorable Trade Terms as the Reorganized Debtors may reasonably request, each Holder of an Allowed Vendor Claim shall receive:

(i)	on the later of the Effective Date and the date such Vendor Claim becomes Allowed, payment in Cash in an amount equal to 25% of such Allowed Vendor Claim; and

(ii)	beginning the month following the Effective Date or the date such Vendor Claim becomes Allowed, payment in the aggregate amount equal to 30% of its Allowed Vendor Claim, paid in equal monthly installments over a period of 36 months; provided, however, that the Reorganized Debtors’ obligations to make such installment payments are contingent upon the Holder of the Allowed Vendor Claim continuing to maintain and provide Favorable Trade Terms (unless such Holder is permitted to modify the trade terms as a result of the Reorganized Debtors’ failure to make a payment owed to such Holder).

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Allowed Vendor Claims are entitled to vote to accept or reject the Plan.

8.	Class 8 – Convenience Claims

(a)	Classification: Class 8 consists of all Convenience Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Convenience Claim agrees to a less favorable treatment, in exchange for full and final satisfaction and discharge of each Allowed Convenience Claim, on the Effective Date each Holder of an Allowed Convenience Claim shall receive Cash in an amount equal to 65% of its Allowed Convenience Claim.

(c)	Voting: Class 8 is Impaired under the Plan. Holders of Allowed Convenience Claims are entitled to vote to accept or reject the Plan.

9.	Class 9 – General Unsecured Claims

(a)	Classification: Class 9 consists of all General Unsecured Claims.

(b)	Treatment: Each Allowed General Unsecured Claim shall be cancelled, discharged, and extinguished without any distribution on account of such General Unsecured Claim.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.	Class 10 – Intercompany Claims

(a)	Classification: Class 10 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be cancelled, released, and extinguished without any distribution on account of such Intercompany Claims.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

11.	Class 11 – Intercompany Interests

(a)	Classification: Class 11 consists of all Intercompany Interests.

(b)	Treatment: Each Allowed Intercompany Interest shall be, either: (i) Reinstated for administrative convenience; or (ii) cancelled, released, and extinguished without any distribution on account of such Intercompany Interests, or receive such other tax-efficient treatment (to the extent reasonably practicable) as determined by the Debtors or Reorganized Debtors, as applicable, with the consent of the Plan Sponsor.

(c)	Voting: Class 11 is Unimpaired if the Intercompany Interests are Reinstated or Impaired if the Intercompany Interests are cancelled under the Plan. Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

12.	Class 12 – Existing Equity Interests

(a)	Classification: Class 12 consists of all Existing Equity Interests.

(b)	Treatment: Each Allowed Existing Equity Interest shall be cancelled, released and extinguished. Class 12 is not entitled to receive any Distribution under the Plan.

Voting: Class 12 is Impaired under the Plan. Holders of Existing Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interests are not entitled to vote to accept or reject the Plan.

13.	Class 13 – Customer Programs Claims

(a)	Classification: Class 13 consists of all Customer Programs Claims.

(b)	Treatment: Each Allowed Customer Programs Claim shall be Reinstated on the Effective Date.

(c)	Voting: Class 13 is Unimpaired under the Plan. Holders of Allowed Customer Programs Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or Reorganized Debtors’ rights in respect of any Claims that are Unimpaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are Unimpaired.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions (if any) on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the prior consent of the Plan Sponsor, to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

G.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right, subject to the prior consent of the Plan Sponsor, to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Substantive Consolidation

Except as expressly provided in this Plan, each Debtor shall continue to maintain its separate corporate existence for all purposes other than the treatment of Claims under this Plan and distributions hereunder. On the Effective Date, (i) all Intercompany Claims among the Debtors shall be eliminated and there shall be no distributions on account of such Intercompany Claims; (ii) each Claim Filed or to be Filed against more than one Debtor shall be deemed Filed only against one consolidated Debtor and shall be deemed a single Claim against and a single obligation of the Debtors, and (iii) any joint or several liability of the Debtors shall be deemed one obligation of the Debtors, with each of the foregoing effective retroactive to the Petition Date. Except as otherwise set forth in the Plan, on the Effective Date all Claims based upon guarantees of collection, payment or performance made by one Debtor as to the obligations of another Debtor shall be released and of no further force and effect. Such deemed substantive consolidation shall not (other than for purposes relating to the Plan) affect the legal and corporate structure of the Reorganized Debtors.

In the event the Bankruptcy Court does not approve the deemed substantive consolidation of the Estates for the purposes set forth herein, the Plan shall be treated as a separate plan of reorganization for each Debtor not deemed substantively consolidated.

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order deemed substantively consolidating the Chapter 11 Cases for the limited purposes set forth herein. If no objection to substantive consolidation is timely Filed and served by any Holder of an Impaired Claim on or before the deadline to object to the confirmation of the Plan, or such other date as may be fixed by the Bankruptcy Court and the Debtors meet their burden of introducing evidence to establish that substantive consolidation is merited under the standards of applicable bankruptcy law, the Confirmation Order, which shall be deemed to substantively consolidate the Debtors for the limited purposes set forth herein, may be entered by the Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing shall coincide with the Confirmation Hearing.

B.	[Reserved.]

C.	Restructuring Transactions

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effectuate the Plan, which may include: (1) the execution, delivery, filing, registration or recordation of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents constituting the Plan Supplement; (2) the execution, delivery, filing, registration or recordation of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities may agree; (3) the execution, delivery, filing, registration or recordation of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (4) the execution, delivery, filing, registration or recordation of the New Governance Documents; (5) the issuance, distribution, reservation, or dilution, as applicable, of the New Preferred Stock and New Common Stock, as set forth herein; and (6) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, and take any other actions as the Debtors and the Plan Sponsor may jointly determine are necessary or advisable, including by voting and/or exercising any powers or rights available to such Holder, including at any board, or creditors’, or shareholders’ meeting, to effectuate the provisions and intent of the Plan The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

D.	Sources of Consideration for Plan Distributions

Subject to satisfaction of all Direct Investment Commitment Conditions (unless waived by the Plan Sponsor in its sole discretion), the Debtors and Reorganized Debtors, as applicable, shall fund Plan Distributions, as applicable, with (1) the New Preferred Stock, (2) the New Common Stock, and (3) a portion of the proceeds of the Direct Investment Preferred Equity Raise in an amount equal to the Plan Distribution Amount. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Common Stock and the New Preferred Stock will be exempt from SEC registration, as described more fully in Article IV. G below.

E.	Deregistration of Existing Common Equity Interests; Issuance and Distribution of New Common Stock and New Preferred Equity

Prior to or as soon as reasonably practicable following the Effective Date, in accordance with all applicable federal and state rules and regulations, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), PARTS iD or Reorganized PARTS iD, as applicable, shall take steps to de-register its Existing Equity Interests and to terminate and/or suspend its reporting obligations under the Exchange Act, including filing a Form 15 with the U.S. Securities and Exchange Commission to deregister its Existing Common Equity Interests.

On the Effective Date, Reorganized PARTS iD shall issue the New Common Stock and New Preferred Stock pursuant to the Plan. The issuance of the New Common Stock by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable.

All of the shares of New Common Stock and New Preferred Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Common Stock and New Preferred Equity shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Common Stock or New Preferred Stock shall be deemed as its agreement to the New Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms. The New Common Stock and New Preferred Equity will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

F.	The Direct Investment Preferred Equity Raise and the Direct Investment Commitments

On the Effective Date, the Debtors shall consummate the Direct Investment Preferred Equity Raise through which the Plan Sponsor shall purchase $26,000,000 of New Preferred Stock on the terms and conditions set forth in the Direct Investment Documents, this Plan, and the Confirmation Order. Together with the New Preferred Stock issued to any Holder of an Allowed New Money DIP Claim, the New Preferred Stock issued in connection with the Direct Investment Preferred Equity Raise shall constitute 100% of the New Preferred Stock.

G.	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action (other than Avoidance Actions with respect to Released Parties and any Holder of a General Unsecured Claim), and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Customer Programs

On the Effective Date, the Customer Programs shall be reinstated, and the Reorganized Debtors shall be entitled to honor, in the ordinary course of business, all obligations relating to the Debtors’ prepetition Customer Programs.

J.	New Shareholders Agreement

On the Effective Date, Reorganized PARTS iD shall enter into and deliver the New Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock and each Holder of New Preferred Stock, and such parties shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized PARTS iD.

K.	Cancellation of Existing Securities and Agreements

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests shall be canceled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full.

L.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan (including under the documents contained in the Plan Supplement) shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the selection of the directors, trustees and officers for the Reorganized Debtors, including the appointment of the New Board; (2) the authorization, issuance and distribution of the New Preferred Stock and the New Common Stock and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (3) the implementation of the Restructuring Transactions; (4) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (5) the adoption of the New Governance Documents; (6) the assumption, assumption and assignment, or rejection (to the extent applicable), as applicable, of Executory Contracts and Unexpired Leases; and (7) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, trustees or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Preferred Stock and the New Common Stock, the New Governance Documents and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law.

M.	New Governance Documents

On or immediately prior to the Effective Date, the New Governance Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Governance Documents with the applicable authorities in its respective jurisdiction of organization if and to the extent required in accordance with the applicable laws of such jurisdiction. The New Governance Documents will, among other things, (a) authorize the issuance of the New Preferred Stock and New Common Stock and (b) prohibit the issuance of non-voting equity securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Governance Documents.

N.	Indemnification Obligations

Notwithstanding anything to the contrary contained in the Plan, each Indemnification Obligation shall not be assumed pursuant to the Plan, and shall be discontinued and rejected by the applicable Debtor as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise.

O.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the existing Board shall expire, and all of the directors for the initial term of the New Board shall be appointed. The New Board will initially consist of the directors to be identified in the Plan Supplement or otherwise disclosed prior to the Effective Date. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. In subsequent terms, the directors shall be selected in accordance with the New Governance Documents. Provisions regarding the removal, appointment and replacement of members of the New Board will be set forth in the New Governance Documents. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Governance Documents and other constituent documents.

P.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Plan Supplement and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

Q.	Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Preferred Stock and New Common Stock; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment if prohibited by section 1146(a).

R.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365 of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

S.	Management Incentive Plan

On or after the Effective Date, the Reorganized Debtors intend to implement the Management Incentive Plan. The Management Incentive Plan shall provide for the issuance of MIP Awards subject to achieving an identified threshold return to investors. The MIP Awards shall be determined on a fully diluted basis taking into account reserved MIP Awards and the New Common Stock issued pursuant to this Plan (and not, for the avoidance of doubt, including the New Preferred Stock). The participants in the MIP, the allocations and form of the MIP Awards (including as to whether in the form of options, phantom awards and/or other equity-based compensation) to such participants (including the amount of allocations and the timing of the Awards), and the terms and conditions of such Awards (including vesting, exercise prices, threshold amounts, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board.

T.	Preservation of Causes of ActionIn accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors (other than Avoidance Actions with respect to Released Parties and any Holder of a General Unsecured Claim), whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than Avoidance Actions with respect to Released Parties and any Holder of a General Unsecured Claim and Causes of Action settled or resolved by the Debtors prior to the Effective Date with the consent of the Plan Sponsor or released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it, except as otherwise expressly provided in this Plan. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity (other than Avoidance Actions with respect to Released Parties or any Holder of a General Unsecured Claim), except as otherwise expressly provided in the Plan, including Article VIII hereof. The Reorganized Debtors may settle any such Cause of Action without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute between the Reorganized Debtors and the Entity against whom the Reorganized Debtors are asserting the Cause of Action regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved for thirty days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, assigned, transferred or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation (to the extent applicable) of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

U.	Release of Avoidance Actions

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall waive and release any and all Avoidance Actions solely with respect to Released Parties and any Holder of a General Unsecured Claim, and the Debtors, the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue any and all Avoidance Actions solely with respect to Released Parties and any Holder of a General Unsecured Claim, except for such Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors.

V.	Release of Vendors

On the Effective Date, the Debtors, on behalf of the themselves and their Estates, shall waive and release any and all demands, claims, actions, Causes of Action, rights, liabilities, obligations, liens, suits, losses, damages, attorney fees, court costs, or any other form of claim whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, in law or equity, which the Debtors have, have had, may have or may claim to have against the Vendors arising on or prior to the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided in this Plan, on and as of the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable), without the need for any further notice to or action, order, or approval of the Bankruptcy Court, pursuant to sections 365 and 1123 of the Bankruptcy Code unless such Executory Contract or Unexpired Lease (i) previously expired or terminated pursuant to its own terms; or (ii) is the subject of a motion to reject filed on or before the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors (with the consent of the Plan Sponsor) and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, and related Cure amounts with respect thereto, or rejections (to the extent applicable) of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Proposed Cure Amounts or the Rejected Executory Contracts and Unexpired Leases Schedule (if any), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections (to the extent applicable) of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right, with the consent of the Plan Sponsor, to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts at any time up to thirty (30) days after the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall file with the Bankruptcy Court and serve on the applicable counterparty notice regarding any change to the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or the Schedule of Proposed Cure Amounts, as applicable, and the counterparty shall have fourteen days from service of such notice to file an objection with the Bankruptcy Court.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance thereto. In light of the treatment of all Allowed General Unsecured Claims under the Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan. Any Proof of Claim arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases that is filed shall be classified as a General Unsecured Claim and based on the treatment provided to holders of Allowed General Unsecured Claims, shall receive no distribution on account of such Claim and shall be deemed to have voted to reject this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash upon assumption thereof. To the extent any monetary default exists under a particular Executory Contract of Unexpired Lease, at least fourteen (14) days before the Confirmation Hearing, the Debtors shall have served a notice on parties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with this Plan and setting forth the proposed cure amount (if any).

In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The cure notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by counsel to the Debtors at least four (4) Business Days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure costs despite the failure of the relevant counterparty to file such request for payment of such Cure costs. The Reorganized Debtors also may settle any Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, in the ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree; provided that if a dispute regarding assumption or Cure is unresolved as of the Effective Date, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after such dispute is resolved. Any Cure shall be deemed fully satisfied, released, and discharged upon payment of the Cure.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

Any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

To the extent applicable, rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases (if any).

E.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection (to the extent applicable), the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Employee Compensation and Benefits.

1.	Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan (including all employment agreements and employment letters, severance plans and amendments thereto, severance letters and severance agreements, retention plans and letters, annual incentive plans (whether based on PARTS iD’s or individual employee performance) and other agreements entered into with current and former officers and other employees and effective as of the Confirmation Date) and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, unless (i) previously expired or terminated pursuant to its own terms; or (ii) is the subject of a motion to reject filed on or before the Effective Date; provided, however, that the Debtors or Reorganized Debtors, as applicable, with the consent of the Plan Sponsor, may alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts relating to the Compensation and Benefits Programs at any time up to thirty (30) days after the Effective Date in accordance with Section V.A and V.F of this Plan. The assumption of any Compensation and Benefits Programs shall not be deemed approval of any Administrative Claim or Cure amount for any payments that are subject to section 503(c) of the Bankruptcy Code.

A counterparty to a Compensation and Benefits Program assumed or assumed and assigned pursuant to the Plan shall have the same rights under such Compensation and Benefits Program as such counterparty had thereunder immediately prior to such assumption (unless otherwise agreed by such counterparty and the applicable Reorganized Debtor(s)); provided, however, that any assumption or assumption and assignment of Compensation and Benefits Programs pursuant to the Plan or any of the Restructuring Transactions shall not trigger or be deemed to trigger any change of control, immediate vesting, termination, or similar provisions therein. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

2.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law.

I.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

B.	Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent

1.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Delivery of Distributions in General

Except as otherwise provided herein, distributions payable to Holders of Allowed Claims shall be made by the Disbursing Agent to such Holder at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.	Minimum Distributions

No fractional shares of New Preferred Stock or New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

4.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such unclaimed distribution comprises New Common Stock, such New Common Stock shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent shall adjust the number of shares of New Common Stock outstanding as of the date of such cancelation to ensure that the distributions of New Common Stock contemplated under the Plan are given full force and effect.

5.	Surrender of Canceled Instruments or Securities

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Interest that has been canceled in accordance with Article IV.J hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be canceled solely with respect to the Debtors, and such cancelation shall not alter the obligations or rights of any non-Debtor third parties in respect of one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated by the Plan or the Plan Supplement, all distributions of the New Preferred Stock and New Common Stock to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Indefeasible Distributions

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback or any turnover provisions.

G.	Securities Law Matters

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Preferred Stock and the New Common Stock, but excluding the MIP Awards (if applicable), in each case, after the Petition Date, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, such New Common Stock (other than the MIP Awards, if applicable) will be freely tradable in the U.S. without registration under the Securities Act by the recipients thereof, subject to the provisions of (1) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) any other applicable regulatory approvals, and (3) any restrictions in the Reorganized Debtors’ New Governance Documents. The New Preferred Stock and New Common Stock, in each case, will be offered, issued and distributed in reliance upon section 4(a)(2) of the Securities Act.

Any Securities distributed pursuant to section 4(a)(2) under the Securities Act will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act or applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and applicable state securities laws and subject to any restrictions in the New Governance Documents.

Notwithstanding anything to the contrary in the Plan, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Preferred Stock, the New Common Stock and any MIP Awards (if applicable) are exempt from the registration requirements of section 5 of the Securities Act.

Recipients of the New Preferred Stock, the New Common Stock and any MIP Awards are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

H.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate (subject to reasonable consultation with the Plan Sponsor). The Debtors and Reorganized Debtors reserve the right, with the consent of the Plan Sponsor, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

Any Holder of an Impaired Claim entitled to receive any property as an issuance or distribution under the Plan shall, upon request by the Disbursing Agent, provide an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8. If such request is made and such Holder of an Impaired Claim fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtors or the Reorganized Debtors, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Debtors or the Reorganized Debtors and their respective property.

I.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any prepetition Claims and (2) no Holder of a Claim shall be entitled to (a) interest accruing on or after the Petition Date on such Claim or (b) interest at the contract default rate, as applicable. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

K.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

L.	Setoffs and Recoupment

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all Claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

M.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall upon written notice to a Holder of a Claim, reduce in full such Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Insurers satisfies in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ payment, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the treatment of all Allowed General Unsecured Claims under the Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan. On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors as if the Chapter 11 Cases had not been commenced (except that, unless expressly waived pursuant to the Plan, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code). All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date and in light of the treatment of all Allowed General Unsecured Claims under the Plan, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below.

The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (1) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (2) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or the Reorganized Debtors may elect to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed, have no force and effect, and all rights related to such Claim shall be governed by the provisions of this Plan.

B.	Allowance of Claims

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.S of the Plan. Notwithstanding subclause (1) of this paragraph, any party in interest that has the right to object to Claims or Interests under the Bankruptcy Code shall retain that right.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any Administrative Claim, Other Priority Claim or Other Secured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any Administrative Claim, Other Priority Claim or Other Secured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced (except that, unless expressly waived pursuant to the Plan, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code). In any action or proceeding to determine the existence, validity, or amount of any Administrative Claim, Other Priority Claim or Other Secured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.

D.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. The Debtors shall provide any Holder of such a Claim or Interest with fourteen days’ notice prior to the Claim or Interest being adjusted or expunged from the Claims Register as the result of a Claim or Interest being paid, satisfied, amended or superseded.

F.	Disallowance of Claims or Interests

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Allowed Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. On or as soon as reasonably practicable after the next Distribution Date after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest. If the Holder of a Claim incorporates more than one Claim in a Proof of Claim then: (i) such Claims will be considered one Claim for purposes of this Plan; and (ii) no such Claim will be bifurcated into an Allowed portion and a Disputed portion.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code to the fullest extent permitted thereunder, and except as otherwise specifically provided in the Plan or the Confirmation Order, the distributions, rights and treatment that are provided in the Plan shall discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

B.	Release of Liens

Except as otherwise provided in the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens, pledges, or other security interests against any property of the Debtors and their Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of a Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancelation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to hereby conclusively, absolutely, unconditionally, irrevocably and forever be released by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns or assignees, and representatives, any and all other Persons that may purport to assert any Claim or Cause of Action derivatively, by, through, for, or because of the foregoing Persons, solely in their capacities as such, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, and Causes of Action, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, whether in law or in equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign or domestic law, rule, statute, regulation, treaty, right, duty, requirements or otherwise, including any derivative claims, asserted or assertable on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to or assigns of the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively),derivatively, or on behalf of the Holder of any Claim against, or Interest in, a Debtor, or that any Holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the purchase, sale or rescission of any security of the Debtors, the business or contractual arrangements between any Debtor and any other entity, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the Prepetition Plan Sponsor Loan, the DIP Facility or DIP Facility Documents, the Direct Investment Documents, the New Preferred Stock, the New Common Stock, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: claims or liabilities arising from any act or omission of a Released Party that constitutes fraud, willful misconduct, or gross negligence each solely to the extent as determined by a Final Order of a court of competent jurisdiction; (2) any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any post-Effective Date transaction contemplated by the Restructuring Transactions or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; (3) the rights of any Holder of Allowed Claims to receive distributions under the Plan; (4) any matters retained by the Debtors and the Reorganized Debtors pursuant to the Schedule of Retained Causes of Action; or (5) any holder of an Administrative Claim, Other Priority Claim, Other Secured Claim, from any obligations it owes to the Debtors in the ordinary course of business or under any existing contracts.

D.	Releases by the Releasing Parties

As of the Effective Date, each Releasing Party is deemed conclusively, absolutely, unconditionally, irrevocably and forever to have released each Released Party from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, and Causes of Action, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, whether in law or in equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign or domestic law, rule, statute, regulation, treaty, right, duty, requirements or otherwise including any derivative claims, asserted on behalf of the Debtors or the Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of anyone claiming by or through the Releasing Parties, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the purchase, sale or rescission of any security of the Debtors, the business or contractual arrangements between any Debtor and any other entity, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the Prepetition Plan Sponsor Loan, the DIP Facility or DIP Facility Documents, the Direct Investment Documents, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the New Preferred Stock, the New Common Stock, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release: (1) claims or liabilities arising from any act or omission of a Released Party that constitutes fraud, willful misconduct, or gross negligence each solely to the extent as determined by a Final Order of a court of competent jurisdiction; (2) any obligations arising on or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any post-Effective Date transaction contemplated by the Restructuring Transactions or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; or (3) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

E.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be exculpated from any Cause of Action for any claim related to any act or omission occurring between the Petition Date and the Effective Date in connection with, relating to or arising out of (i) the management, ownership or operation of the Debtors, (ii) the business or contractual arrangements between any Debtor and any other entity, (iii) the Chapter 11 Cases, and (iv) any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, including the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the DIP Facility, the New Preferred Stock, the New Common Stock, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the DIP Facility, the New Preferred Stock, the New Common Stock, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross willful misconduct or actual fraud. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post- Effective Date transaction contemplated by the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

F.	Injunction

Effective as of the Effective Date, all Entities that have held, hold, or may hold claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, or Causes of Actions that have been released, discharged, or exculpated under the Plan or Confirmation Order are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the any of the Released Parties (collectively, the “Enjoined Matters”): (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Enjoined Matters; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Enjoined Matters; (3) creating, perfecting, or enforcing any Lien encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Enjoined Matters; and (4) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Enjoined Matters. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.

G.	Protections Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Governmental Units shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.	the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Debtors and the Plan Sponsor, which shall be a Final Order;

2.	all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed (or deemed executed) and shall remain in full force and effect;

3.	all requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required;

4.	all fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses;

5.	the Direct Investment Documents shall have been executed, shall be in full force and effect in accordance with their terms and the conditions precedent contained therein shall have been satisfied;

6.	the Debtors shall consummate the Direct Investment Preferred Equity Raise;

7.	no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Plan; and

8.	the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Plan in a manner consistent with the terms thereof and the Confirmation Order.

B.	Waiver of Conditions

Any one or more of the conditions to Consummation set forth in this Article IX may be waived (other than entry of the Confirmation Order) by the Debtors with the prior written consent (e-mail from counsel being sufficient) of the Plan Sponsor without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions

If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, or any Holders of Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims against or Interests in the Debtors, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Except as otherwise specifically provided in this Plan, the Debtors reserve the right to modify the Plan, with the consent of the Plan Sponsor, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and shall constitute a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right, with the consent of the Plan Sponsor, to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain, and including the allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection (to the extent applicable) of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection (to the extent applicable) of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (to the extent applicable) or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.	ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement;

8.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order or any Entity’s obligations incurred in connection with the Plan;

10.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.M hereof;

13.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.	determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, the Confirmation Order or the Disclosure Statement;

15.	enter an order concluding or closing the Chapter 11 Cases;

16.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date; and

22.	enforce all orders previously entered by the Bankruptcy Court.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Governance Documents and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Tax Structure

The Restructuring Transactions shall be structured in a tax efficient manner acceptable to the Debtors and the Plan Sponsor.

B.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims against or Interests in the Debtors (irrespective of whether such Holders have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

C.	Additional Documents

On or before the Effective Date, (1) the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and (2) the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims against the Debtors receiving distributions pursuant to the Plan, and all other parties in interest, shall, from time to time, to the extent commercially reasonable, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

D.	Statutory Committee and Cessation of Fee and Expense Payment

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members or advisors to any statutory committee after the Confirmation Date.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, trustee, director, agent, trustee, representative, attorney, beneficiary, or guardian, if any, of each Entity; provided that nothing in this Article XII.F modifies section 524(e) of the Bankruptcy Code.

G.	Notices

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors to be effective shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile and electronic transmission, when received and telephonically or electronically confirmed, addressed as follows:

Debtors or Reorganized Debtors	Proposed Counsel to the Debtors
PARTS iD, Inc. One Corporate Drive Suite C Cranbury, NJ 08512 Attention: Lev Peker and John Pendleton Email: lev@partsid.com john@partsid.com	DLA Piper LLP (US) 1201 N. Market Street, Suite 2100 Wilmington, Delaware 19801 Attention: R. Craig Martin Facsimile: (312) 236-7516 Email: craig.martin@us.dlapiper.com
500 8th Street, NW Washington, D.C. 20004 Attention: Erik F. Stier

Facsimile: (202) 799-5000 Email: erik.stier@us.dlapiper.com
United States Trustee
Office of the United States Trustee 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attention: Linda Casey

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that had requested to receive documents pursuant to Bankruptcy Rule 2002, requesting that such Entity file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, and provided such notice was sent, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests. Notwithstanding anything herein to the contrary, the Reorganized Debtors shall provide notice of any documents to all Entities whose rights are affected by any such document Filed by the Reorganized Debtors.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.ra.kroll.com/PARTSID or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan Supplement shall control. Notwithstanding anything to the contrary herein, the Plan Supplement, and any exhibits, agreements, forms, notices, and other documents contained therein shall be in form and substance acceptable to the Plan Sponsor.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation shall be acceptable to the Debtors and the Plan Sponsor. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Plan Sponsor, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, trustees, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

Dated: January 30, 2024	PARTS ID, INC.
PARTS ID, LLC

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